EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-182846) on Form S-1 of our report dated February 23, 2012 (except for the effect of the retrospective application of the reverse stock split as described in Note 3, as to which the date is February 28, 2012) relating to the consolidated financial statements of Imprimis Pharmaceuticals, Inc. (formerly Transdel Pharmaceuticals, Inc.) and subsidiary (the “Company”) as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 and for the period from July 24, 1998 (date of inception) through December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
August 16, 2012